Exhibit 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of our report, dated March 19, 1998, except for Notes 1, 3, 4, 9, 11, and 13 as to which the date is September 17, 1998, on our audits of the supplemental consolidated financial statements of Saks Incorporated and Subsidiaries (formerly Proffitt's, Inc.) as of January 31, 1998 and February 1, 1997, and for each of the three years in the period ended January 31, 1998 which report is included in the Company's Current Report on Form 8-K dated September 23, 1998.

Our report includes an explanatory paragraph which states that the supplemental consolidated financial statements give retroactive effect to the merger of Proffitt's, Inc. with Saks Holdings, Inc. The combination occurred on September 17, 1998, and has been accounted for as a pooling-of-interests as described in Notes 1 and 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation; however, they will become the historical consolidated financial statements of Saks Incorporated and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.


                                   /s/ PricewaterhouseCoopers LLP

                                   PricewaterhouseCoopers LLP

Birmingham, Alabama
November 2, 1998